Exhibit 4.19

AMENDMENT NO. 1

TO

FULL TRUCK ALLIANCE CO. LTD.

2021 EQUITY INCENTIVE PLAN

This Amendment (“Amendment”), dated as of November 11, 2021, is made by Full Truck Alliance Co. Ltd. (the “Company”) to the Full Truck Alliance Co. Ltd. 2021 Equity Incentive Plan (the “Plan”).

WHEREAS, the Company maintains the Plan to attract and retain the services of employees, directors and consultants considered essential to the success of the Company;

WHEREAS, pursuant to Section 16(b) of the Plan, the Board of Directors of the Company (the “Board”) may amend any provision of the Plan at any time (subject to requirements under applicable laws); and

WHEREAS, the Company desires to amend the Plan to (i) permit the issuance of Class B ordinary shares of the Company, par value US$0.00001 per share, in settlement of Awards (as defined in the Plan) and (ii) reserve the authority to act as the administrator with respect to such Awards to the Board.

NOW, THEREFORE, the Company hereby amends the Plan as follows:

1. Amendment to Section 2(a). Section 2(a) of the Plan shall, as of the date of this Amendment, be amended by deleting the definitions for “Administrator” and “Share” in their entirety and replacing them with the following new definitions:

“Administrator” means the Committee or in the absence of such Committee, the Board; provided, that (i), as applied to determinations related to Awards granted to the Chief Executive Officer of the Company, the Board, or a committee thereof, shall be the Administrator and (ii) as applied to determinations related to Awards that contemplate the issuance of any Class B ordinary share of Company, par value US$0.00001 per share, the Board shall be the Administrator.

“Share” means (i) a Class A ordinary share of the Company, par value US$0.00001 per share, or (ii) a Class B ordinary share of the Company, par value US$0.00001 per share, in each case as adjusted in accordance with Section 14 below.

2. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Cayman Islands.

3. Incorporation. This Amendment shall be and is hereby incorporated in and forms a part of the Plan.

4. Ratification. All other provisions of the Plan remain unchanged and are hereby ratified by the Company.